Exhibit 23.6

Consent of Jefferies & Company, Inc.

Reference is made to our opinion letter dated December 18, 2009 to the Board of Directors of Limelight, Inc. (“Limelight”) with respect to the fairness from a financial point of view to Limelight of the consideration to be paid by Limelight pursuant to the merger agreement involving Limelight and EyeWonder, Inc. We hereby consent to the inclusion of our opinion letter as Annex F to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 and to references to such opinion in such Proxy Statement/Prospectus under the captions “Summary—Opinion of Limelight’s Financial Advisor”, “The Merger—Limelight’s Reasons for the Merger” and “The Merger—Opinion of Limelight’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JEFFERIES & COMPANY, INC.

/s/ Jefferies & Company, Inc.

New York, NY

February 11, 2010